Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-129958) pertaining to the 2005 Stock Award Plan (Foreign), and in the Registration Statement on Form S-8 (No. 333-129959) pertaining to the Specific Stock Option Plan for the Subscription of Shares To Be Issued Dated September 16, 2005, and in the Registration Statement on Form S-8 (No. 333-122237) pertaining to the Specific Stock Options Plan For the Subscription Of Shares To Be Issued Dated August 25, 2005, of our report dated June 29, 2006, with respect to the consolidated financial statements and schedules of SCOR included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Ernst & Young Audit /s/ Pierre Planchon Represented by Pierre Planchon
Paris, France
June 29, 2006